EXHIBIT 14.1

                           INTRAOP MEDICAL CORPORATION
                           Code of Conduct and Policy
                   Regarding Reporting of Possible Violations

INTRAOP MEDICAL CORPORATION (the "Company") is committed to being a good corporate citizen. The Company's policy is to conduct its business affairs honestly and in an ethical manner. This Code of Conduct ("Code") provides a general statement of the expectations of the Company regarding the ethical standards that each director, officer and employee should adhere to while acting on behalf of the Company. It does not cover every issue that may arise, but it sets out basic principles to guide all employees, officers and directors of the Company. All of our employees, officers and directors must conduct themselves accordingly and seek to avoid even the appearance of improper behavior. This Code of Conduct applies to all officers, full and part time employees, contract workers, directors and anyone who conducts business with the Company. Conduct in violation of this policy is unacceptable in the workplace and in any work-related setting outside the workplace. Any employee or contract worker who violates this Code will be subject to disciplinary action, up to and including termination of his/her employment or engagement.

Compliance with Laws

You must comply with all federal, state and local laws applicable to your activities on behalf of the Company and shall perform your duties to the Company in an honest and ethical manner. If a law conflicts with a policy in this Code, you must comply with the law; however, if a local custom or policy conflicts with this Code, you must comply with the Code. If you have any questions about these conflicts, you should ask your supervisor, the Compliance Officer or the Chief Financial Officer how to handle the situation.

Conflicts of Interest

You should avoid situations in which your personal, family or financial interests conflict or even appear to conflict with those of the Company or compromise its interests. You should handle all actual or apparent conflicts of interest between your personal and professional relationships in an honest and ethical manner. Conflicts are not always clear-cut. Examples of actual or potential conflicts of interest are set forth on Appendix A. A "conflict of interest" exists when a person's private interest interferes in any way with the interests of the Company. A conflict situation can arise when an employee, officer or director takes action or has interests that may make it difficult to perform his or her Company work objectively and effectively. Conflicts of interest may also arise when an employee, officer or director, or a member of his or her family, receives improper personal benefits as a result of his or her position in the Company. Loans to, or guarantees of obligations of, employees and their family members may create conflicts of interest.

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It is almost always a conflict of interest for a Company employee to work simultaneously for a competitor, customer or supplier. You are not allowed to work for a competitor as a consultant or board member. The best policy is to avoid any direct or indirect business connection with our customers, suppliers or competitors, except on the Company's behalf. In addition, employees, officers and directors are prohibited from taking for themselves personally any opportunities that are discovered through the use of corporate property, information or position, except with the consent of the Board of Directors. Employees, officers and directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises. If you become aware of a conflict or potential conflict of interest, contact your own or any other Company supervisor for further guidance.

Disclosure

It is of paramount importance to the Company that all disclosure in documents filed by the Company with the Securities and Exchange Commission or in other public communications by the Company is full, fair, accurate, timely and understandable. All officers, directors, employees and contract workers must take all steps necessary to assist the Company in fulfilling these responsibilities, consistent with each person's role in the Company. You should give prompt, accurate answers to all inquiries in connection with the Company's preparation of public disclosures and reports.

Code of Ethics for Senior Officers

The Company's Chief Executive Officer, the Chief Financial Officer and the Controller (the "Senior Officers") each bear a special responsibility for promoting integrity throughout the Company. Furthermore, the Senior Officers have a responsibility to foster a culture throughout the Company as a whole that ensures the fair and timely reporting of the Company's results of operation and financial condition and other financial information.

Because of this special role, the Senior Officers are bound by the following Senior Officer Code of Ethics, and each agrees that he or she will:

o    Perform his or her duties in an honest and ethical manner.

o Handle all actual or apparent conflicts of interest between his or her personal and professional relationships in an ethical manner.

o Take all necessary actions to ensure full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, government agencies and in other public communications.

o Comply with all applicable laws, rules and regulations of federal, state and local governments.

o Proactively promote and be an example of ethical behavior in the work environment.

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Reporting and Compliance

If you become aware of conduct by an officer, director, employee or contract worker which you believe in good faith is a potential violation of this Code of Conduct, you should notify your own or any other Company supervisor, the Chief Executive Officer, or the Chief Financial Officer as soon as possible. You should also report any complaint or concern regarding the Company's accounting, internal accounting controls, or auditing matters, or any concerns regarding questionable accounting or auditing matters. Supervisors are required to refer all reports of possible violations to the Chief Executive Officer, the Chief Financial Officer or the Chair of the Audit Committee.

Alternatively, if you wish to report such matters anonymously, you may mail a description of the concern or complaint to the attention of either the Chief Financial Officer or the Chair of the Audit Committee, at the following address:

570 Del Rey Avenue
Sunnyvale CA 94085

Persons outside the Company may also report complaints or concerns about Company personnel; such matters should be reported promptly on receipt to your own or any other Company supervisor, the Chief Executive Officer, the Chief Financial Officer, or the Audit Committee Chair. Supervisors are required to report such matters as noted above.

All reports of complaints or concerns shall be recorded in a log, indicating the description of the matter reported, the date of the report and a brief summary of the disposition. The log shall be maintained by the Chief Financial Officer and shall be reviewed periodically with the Audit Committee. This log shall be retained for five years.

Allegations of violations of the Code should be made only in good faith and not to embarrass or put someone in a false light. If you become aware of a suspected or potential violation don't try to investigate or resolve it on your own. Prompt disclosure under this Code is vital to ensuring a timely and thorough investigation and resolution. You are expected to cooperate in internal or external investigations or alleged violations of the Code.

In response to every report made in good faith of conduct potentially in violation of the Code of Conduct, the Company will undertake an effective and thorough investigation, and if improper conduct is found, the Company will take appropriate disciplinary and remedial action. Compliance procedures are set forth in Appendix B to this Code. The Company will attempt to keep its discussions with any person reporting a violation confidential to the extent reasonably possible without compromising the effectiveness of the investigation. If you believe your report is not properly explained or resolved, you may take your concern or complaint to the Audit Committee of the Board of Directors.

Employees and contract workers are protected by law from retaliation for reporting possible violations of this Code of Conduct or for participating in procedures connected with an investigation, proceeding or hearing conducted by


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the Company or a government agency with respect to such complaints. The Company will take disciplinary action up to and including the immediate termination of any employee or contract worker who retaliates against another employee or contract worker for reporting any of these alleged activities.

Further Information

Please contact the Chief Executive Officer or the Chief Financial Officer if you have any questions about this Code or require further information.

The most current version of this Code will be posted on the Company's website and filed as an exhibit to the Company's Annual Report on Form 10-K. Any substantive amendment or waiver of this Code may be made only by the Board of Directors upon a recommendation of the Audit Committee, and will be disclosed, including the reasons for such action, on the Company's website and by a filing with the Securities and Exchange Commission on Form 8-K within five days of such action. The Company will maintain disclosure about such amendment or waiver on the website for at least twelve months and shall retain the disclosure concerning the action for at least 5 years.

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                                   Appendix A


The following are examples of actual or potential conflicts:

o you, or a member of your family, receive improper personal benefits as a result of your position in the Company;

o    you use Company's property for your personal benefit;

o you engage in activities that interfere with your loyalty to the Company or your ability to perform Company duties or responsibilities effectively;

o you, or a member of your family, have a financial interest in a customer, supplier, or competitor which is significant enough to cause divided loyalty with the Company or the appearance of divided loyalty (the significance of a financial interest depends on many factors, such as size of investment in relation to your income, net worth and/or financial needs, your potential to influence decisions that could impact your interests, and the nature of the business or level of competition between the Company and the supplier, customer or competitor);

o you, or a member of your family, acquire an interest in property (such as real estate, patent or other intellectual property rights or securities) in which you have reason to know the Company has, or might have, a legitimate interest;

o you, or a member of your family, receive a loan or a guarantee of a loan from a customer, supplier or competitor (other than a loan from a financial institution made in the ordinary course of business and on an arm's-length basis);

o you divulge or use the Company's confidential information - such as financial data, customer information, or computer programs - for your own personal or business purposes;

o you make gifts or payments, or provide special favors, to customers, suppliers or competitors (or their immediate family members) with a value significant enough to cause the customer, supplier or competitor to make a purchase, or take or forego other action, which is beneficial to the Company and which the customer, supplier or competitor would not otherwise have taken; or

o you are given the right to buy stock in other companies or you receive cash or other payments in return for promoting the services of an advisor, such as an investment banker, to the Company.

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                                   APPENDIX B
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                              Compliance Procedures


o Compliance Officer. The Corporate Compliance Officer is Howard Solovei, or in the absence of such person, the Chief Financial Officer. The Compliance Officer's responsibility is to ensure communication, training, monitoring, and overall compliance with the Code. The Compliance Officer will, with the assistance and cooperation of the Company's officers, directors and managers, foster an atmosphere where employees are comfortable in communicating and reporting concerns and possible Code violations.

o Access to the Code. The Company shall ensure that employees, officers and directors may access the Code on the Company's website. In addition, each current employee will be provided with a copy of the Code. New employees will receive a copy of the Code as part of their new hire information. From time to time, the Company will sponsor employee training programs in which the Code and other Company policies and procedures will be discussed.

o Monitoring. Managers are the "go to" persons for employee questions and concerns relating to the Code. Managers or supervisors will immediately report any violations or allegations of violations to the Compliance Officer. Managers will work with the Compliance Officer in assessing areas of concern, potential violations, any needs for enhancement of the Code or remedial actions to effect the Code's policies and overall compliance with the Code and other related policies.

o Internal Investigation. When an alleged violation of the Code is reported, the Company shall take prompt and appropriate action in accordance with the law and regulations and otherwise consistent with good business practice. If the suspected violation appears to involve either a possible violation of law or an issue of significant corporate interest, or if the report involves a complaint or concern of any person, whether employee, a stockholder or other interested person regarding the Company's financial disclosure, internal accounting controls, questionable auditing or accounting matters or practices or other issues relating to the Company's accounting or auditing, then the manager or investigator should immediately notify the Compliance Officer, who, in turn, shall notify the Chair of the Audit Committee. If a suspected violation involves any director or executive officer or if the suspected violation concerns any fraud, whether or not material, involving management or other employees who have a significant role in the Company's internal controls, any person who received such report should immediately report the alleged violation to the Compliance Officer and, in every such case, the Chair of the Audit Committee. The Compliance Officer or the Chair of the Audit Committee, as applicable, shall assess the situation and determine the appropriate course of action, including the conduct of an investigation, as appropriate.

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o    Disciplinary Actions. Subject to the following sentence, the Compliance
     Officer, after consultation with the Human Resources representative, shall be responsible for implementing the appropriate disciplinary action in accordance with the Company's policies and procedures for any employee who is found to have violated the Code. If a violation has been reported to the Audit Committee or another committee of the Board, that Committee shall be responsible for determining appropriate disciplinary action. Any violation of applicable law or any deviation from the standards embodied in this Code will result in disciplinary action, up to and including termination of employment. In addition to imposing discipline upon employees involved in non-compliant conduct, the Company also will impose discipline, as appropriate, upon an employee's supervisor, if any, who directs or approves such employees' improper actions, or is aware of those actions but does not act appropriately to correct them, and upon other individuals who fail to report known non-compliant conduct. In addition to imposing its own discipline, the Company will bring any violations of law to the attention of appropriate law enforcement personnel.

o Retention of Reports and Complaints. All reports and complaints made to or received by the Compliance Officer or the Chair of the Audit Committee relating to violations of this Code shall be logged into a record maintained for this purpose by the Compliance Officer and this record of such report shall be retained for five years.

o Required Government Reporting. Whenever conduct occurs that requires a report to the government, the Compliance Officer shall be responsible for complying with such reporting requirements.

o Corrective Actions. Subject to the following sentence, in the event of a violation of the Code, the manager and the Compliance Officer should assess the situation to determine whether the violation demonstrates a problem that requires remedial action as to Company policies and procedures. If a violation has been reported to the Audit Committee or another committee of the Board, that committee shall be responsible for determining appropriate remedial or corrective actions. Such corrective action may include providing revised public disclosure, retraining Company employees, modifying Company policies and procedures, improving monitoring of compliance under existing procedures and other action necessary to detect similar non-compliant conduct and prevent it from occurring in the future. Such corrective action shall be documented, as appropriate.

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